Exhibit 99.1

         RF Monolithics, Inc. Announces Accelerated Vesting of Certain
                        'Out-of-the-Money' Stock Options

    Business Editors/Technology Writers

    DALLAS--(BUSINESS WIRE)--May 13, 2005--RF Monolithics, Inc. (RFM) (Nasdaq:RFMI) today announced that on May 11, 2005, the Board of Directors, upon recommendation of the Board's Compensation Committee, approved the accelerated vesting of certain unvested and "out-of-the-money" stock options held by employees, executive officers and non-employee directors with exercise prices greater than $5.98 per share, which was the closing sales price of RFM's common stock on the Nasdaq National Market on May 11, 2005. As a result of this vesting acceleration, which became effective on May 12, 2005, options to purchase approximately 300,000 shares of RFM common stock that would otherwise have vested at various times within the next four years became fully vested.
    The decision to accelerate these unvested options was made primarily to reduce compensation expense that might be recorded in future periods following our adoption of SFAS 123(R) beginning with our next fiscal year, which starts on Sept. 1, 2005. Accelerating the vesting of these stock options will reduce the Company's aggregate compensation expense in future periods by a total of approximately $0.9 million, before taxes, based upon value calculations using the Black-Scholes methodology (approximately $309,000 in fiscal-year 2006, $308,000 in fiscal-year 2007, $210,000 in fiscal-year 2008, and
$48,000 in fiscal-year 2009).
    "We are exploring alternatives to our current practices for providing incentives to our team," said David Kirk, the Company's Chief Executive Officer. "The new SFAS 123(R) will change the way we record such expenses, so we are exploring what changes, if any, are needed going forward. We believe equity-based compensation has been particularly well accepted by our employees and the investment community. We expect that our future equity-based compensation plans will be structured to achieve many of the same benefits as our historical stock option grants."

    About RFM

    Celebrating over 25 years of low-power wireless solutions, RF Monolithics, Inc., headquartered in Dallas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading products, systems and customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statement, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended Aug. 31, 2004. The Company does not assume any obligation to update any information contained in this release.


    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767